ATTACHMENT L

                         Subsidiaries of the Registrant


                                           State or other Jurisdiciton
                                               of Incorporation or
        Name                                      Organization
        ----                               ---------------------------

Bridger Creek Partnership                           Wyoming

Bishop Powers, Ltd.                                 Colorado